Exhibit 99.1

CORPORATE PARTICIPANTS

Laurence Geller, CBE

Strategic Hotels & Resorts—President, CEO

Diane Morefield

Strategic Hotels & Resorts—EVP, CFO

Jon Stanner

Strategic Hotels & Resorts—VP, Capital Markets & Treasurer

CONFERENCE CALL PARTICIPANTS

Smedes Rose

Keefe, Bruyette & Woods—Analyst

Ryan Meliker

MLV & Co.— Analyst

Jeffrey Donnelly

Wells Fargo—Analyst

Bill Crow

Raymond James & Associates—Analyst

Enrique Torres

Green Street Advisors—Analyst

Tim Wengerd

Deutsche Bank—Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the second quarter 2012 Strategic Hotels & Resorts earnings conference call. My name is Chris and I will be your conference moderator for today. Presently, all participants are in a listen-only mode. Later we will facilitate a question and answer session.

(Operator Instructions).

At this time I would now like to turn the conference call over to your presenter for today, Mr. Jon Stanner, VP, Capital Markets and Treasurer. Sir, you may proceed.

Jon Stanner—Strategic Hotels & Resorts—VP, Capital Markets, Treasurer

Thank you and good morning, everyone. Welcome to the Strategic Hotels & Resorts second quarter 2012 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site, with a replay of today’s call also available for the next month.

Before we get underway, I would like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of the management team here with me today; Laurence Geller, President and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer.

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Thank you, Jon. Good morning, everybody.

Yesterday we reported yet another quarter of industry-leading results. Most importantly, the strong and positive trends that we previously reported on continue. Diane will cover the specifics of the quarter in more details shortly, but as I did last quarter, I will frame our results in a broader context which demonstrates the continued and the potential superior performance of our unique high-end portfolio.

The second quarter marked the tenth consecutive quarter of improved lodging demand and occupancy in our total North American portfolio. This was close to 75%, which is a full 8 percentage points higher than the second quarter of 2009, which marked our previous cyclical trough. Six of our assets are currently above their previous peak occupancy. Our industry has experienced a broad recovery in lodging demand across all segments, but absolute luxury lodging demand is currently at an all-time high. It shows no signs of diminishing and is outperforming other segments.

Largely driven by the new supply additions near the end of the last cycle, our portfolio is still 4% below the peak occupancy levels we achieved in the second quarter of 2007, implying there is still considerable runway for growth. ADR at our hotels increased for the ninth consecutive quarter and is 15% above the second quarter 2009 trough, but still 4% below peak. The second quarter was also our eighth consecutive quarter of RevPAR index growth for our individual hotels, which is our best measure of market share performance. Our RevPAR index was 110.1 points for the combined portfolio, a 0.8% increase to the second quarter of 2011. This is a clear reflection of our best-in-class asset management as our hotels continue to aggressively outperform their direct competitive sets, as well as the broader market.

We are experiencing similar cumulative positive trends in non-room spending, a very important piece of our business model given historically nearly half of our total revenues are generated from outside of the guestrooms. Revenue at our food and beverage outlets is 32% higher than in the second quarter of 2009, which equates to over $6 million of incremental revenue across the portfolio and is driving total RevPAR levels that are now 25% higher than the 2009 trough, but still 8% below the second quarter of 2007, again, implying growth runway. As room rates aggressively grow, it will be more challenging for non-rooms revenue growth to keep pace with rooms revenue growth.

Our non-rooms segment of the business obviously has lower profit margin than the rooms department, so logically we measure profitability on an EBITDA per room basis. In the second quarter, we earned over $8,500 per room of EBITDA, which is 36% higher than trough levels and 14% better than last year, yet still 15% below peak, giving us significant growth opportunity for profits. Our productivity has improved a healthy 10% compared to the second quarter of 2007, indicating a systemic change in our operations. Since the first quarter of 2010 when lodging demand started to improve, our total portfolio RevPAR CAGR on the trailing 12 month basis is 9%, with EBITDA growing over 18% on a compounded annual basis. This meets our stated goal of two times ratio of EBITDA growth to RevPAR growth. Significantly, our cumulative EBITDA margin performance over that same period of time is 420 basis points, or 190 basis points on an annual basis.

It is difficult to track similar metrics for this time period for our peers, given their constantly changing portfolios. However, we are confident that our margin improvements are amongst, if not the best in the industry. And while these statistics are clearly indicative of our strong results and relative outperformance, they naturally set a far higher bar going forward for us than for others, and they will inevitably result in tougher year-over-year comparisons going forward.

We continue our focus on two discrete operating segments, our resort properties and our urban hotels. As we did last quarter, we once again reported this portfolio segmentation in our quarterly supplemental package. For the quarter, RevPAR at our urban hotels increased nearly 10%, while RevPAR at our resort properties increased 7.6%. To date, and consistent with past recoveries, resorts have been slower to recover than urban hotels, though there appears to be more long-term upside currently in the resort market based on group and incentive trends and supply dynamics. For example, we’ve seen our biggest improvements in group pace this year at our resorts where revenues are up 7% for 2012, compared to 3.5% in our urban portfolio. Replacement costs, excluding land, is much greater in the resort market than the urban market and a more significant valuation gap generally exists between the trading values of our resorts and their corresponding replacement costs. The planning, consents, and development times of a resort can be much more than double that of an urban property, indicating a significant longer time period where there should be no new competitive supply, even if the economics would begin to justify such development.

Despite the macroeconomic volatility we all daily read about, the healthy fundamentals of the high-end lodging environment remains steady, and current trends indicate they are likely to do so in the future. In that context, our productivity continues to improve. Demand at our hotels and resorts continues to rise. Our room rates continue to increase. Both RevPAR and total RevPAR continue to grow. Food and beverage spending in our outlets continues to increase, both on an absolute basis and on a per customer basis. Our profit per room continues to increase. Our group pace continues to improve. Our group room production continues to grow virtually each and every month. Our market share continues to grow and improve relative to our competitors. There is no new supply or the threat of new supply in our markets, and the demographic and psychographic trends continue to clearly favor high-end hotels. As a result, we continue to remain confident we are in the midst of a sustained period of improving lodging performance, particularly in the high-end.

I would now like to turn the call over to Diane.

Diane Morefield —Strategic Hotels & Resorts – EVP, CFO

Thank you, Laurence. Good morning everyone.

We filed our second quarter results last night and reported comparable EBITDA of $50.9 million, a 20% increase from the second quarter of 2011. Our comparable FFO was $0.11 per share, more than double the $0.05 per share last year. RevPAR in our same store North American hotel portfolio, which for the quarter now includes the Four Seasons Silicon Valley and Four Seasons Jackson Hole hotels, increased a robust 9.5% during the quarter, driven by a 5.8% increase in ADR and a 2.5 percentage point increase in occupancy.

Our North American results continue to be impacted by the performance of the Four Seasons Punta Mita resort, which had a 5.1% RevPAR decline in the second quarter. This actually lowered our same store North American RevPAR growth by 0.7%, from 10.2% to the reported 9.5%. Consistent with our reporting in the first quarter, we also now report the results for our 14 hotel US portfolio, which also includes our unconsolidated joint ventures in the Hotel del Coronado and the Fairmont Scottsdale Princess. We believe this is a broader and more representative measure of our total operating performance.

The RevPAR in our total US portfolio grew 8.9% during the second quarter, driven by a 6.3% increase in ADR with total RevPAR increasing 7%. Occupancy increased nearly 2 percentage points year-over-year, driven by an 8% increase in transient room nights, which helped offset an actual 4% decline in group room nights.

Importantly, our transient demand increase was concentrated in the highest rated premium segment where room nights increased over 50% from the second quarter of last year. Rates on these premium transient room nights were up 9% year-over-year. Conversely, discounted transient room nights, a lower rated segment of our business, which is driven primarily by online bookings, declined nearly 9% during the quarter. This demonstrates a continuing and very healthy shift of business from lower-rated to higher-rated transient customers. In total, transient ADR increased a healthy 6.5% in the second quarter. As noted, we did see a 4% decline in group room nights in the quarter, primarily attributable to the Westin St. Francis, which felt the impact of a two-month closure of the Moscone Convention Center in San Francisco. However, group rates increased 5.4% in the second quarter and overall group revenue increased 1%.

Group room pace for the full year of 2012 is 0.5% higher than same time last year and group rates are projected to increase 4.5% for the year. Therefore, we view this blip in the second quarter as an anomaly and not any type of indication of a slowdown in overall group trends. In fact, 2013 group pace is even more favorable with room nights up 6% compared to same time last year, and at rates 2% higher, yielding a group RevPAR pace 8% higher than same time last year.

Guest spending outside the rooms remains very strong across the portfolio as non-rooms revenue increased 5% for the quarter despite the decline in group room nights. For example, banquet revenue per occupied group room increased 9%, which clearly highlights that the propensity for group spend is ever increasing. In total, food and beverage revenue increased 5% year-over-year, which includes a $1.8 million contribution from the Michael Jordan Steakhouse at the InterContinental in Chicago which opened in the fall of 2011.

EBITDA margins expanded a very healthy 160 basis points in the second quarter, reflecting continued success in our ability to control hotel level expenses. Productivity, which we measure by hours worked per occupied room, improved by 1%. The RevPAR increased at all 14 of our US hotels in the second quarter, with half of them actually achieving double-digit top-line improvement. Both our InterContinental Miami and Marriott Lincolnshire had 20%+ RevPAR growth during the quarter. These hotels were beneficiaries of a strong group base and were able to push transient rates aggressively on compression nights.

Our reported European RevPAR declined 6.6% for the quarter. However, this was heavily influenced by the Euro/Dollar currency movements. And on a constant dollar basis, RevPAR declined only 0.9%, driven by a 7.6% constant dollar RevPAR decline at the Marriott Hamburg, which, as you know, has a very limited impact on the Company’s overall financial results. RevPAR at Marriott Grosvenor Square increased 3.4% in constant dollars during the second quarter.

The Olympics are providing a nice boost to the city’s hotels in August and occupancy at the Marriott is forecasted to run 96% for the month at rates of £385 per night. However, the weeks leading up to the games were slightly slower than anticipated as travelers generally avoided the area given the negative publicity about transportation and immigration processing problems at Heathrow.

RevPAR at our InterContinental Chicago and the Fairmont Chicago properties increased 4.5% and 11.6% respectively, despite the impact of the widely-publicized NATO Summit hosted in Chicago in May. We estimate to have lost approximately $1 million in revenue and over $500,000 in EBITDA at our two Chicago properties related to the NATO event. However, these hotels still performed well overall and in line with our expectations.

Turning to the balance sheet and our liquidity, during the second quarter, we successfully raised nearly $115 million in an overnight offering of 18.4 million shares of common stock. The offering effectively funded 50% of the preferred tender plus accrued preferred dividend payments and near-term capital projects. On the last business day of the quarter, we made 14 quarters of accrued dividend payments, totaling $85 million, to the holders of our preferred stock, bringing us completely current on our preferred dividend payments. Our total annual preferred dividend obligation has now been reduced from $31 million to $24 million as a result of our successful preferred stock tender offers completed at the end of last year.

We continue to work with the lender and our joint venture partner toward a successful resolution on the refinancing of the Hyatt Regency La Jolla loan, which matures in September of this year. We intend to provide an update at the appropriate time, at or prior to the scheduled maturity of the loan.

We currently have $43 million outstanding on our revolving credit line and approximately $15 million of unrestricted cash at the corporate level, resulting in over $250 million of corporate liquidity in addition to our two unencumbered assets.

Regarding guidance, we are also reaffirming our full-year guidance range today. We project North American same store RevPAR growth to be in the range of 6% to 8% and total RevPAR growth in the range of 5% to 7%. Year-to-date RevPAR in our same store North American portfolio has increased 9.2%, so our guidance range implies slower growth in the second half of the year. Naturally some of this is due to increasingly difficult comparisons from last year, but also our concern over the impact on corporate America due to uncertainty about taxes and the pending fiscal cliff.

In addition, we are forecasting about $3 million in revenue displacement related to capital work across the portfolio, which reduces our full-year RevPAR growth metric by nearly a full 1%. The bulk of this capital work is concentrated at the Four Seasons in D.C. where we are making planned garage repairs and other projects during the hotel’s slower season in order to minimize that disruption.

Finally, comparable EBITDA is still expected to be in the range of $165 million to $180 million, and comparable FFO per share between $0.21 and $0.29.

With that, we would now like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Smedes Rose from KBW. Please proceed, sir.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

You addressed a lot my questions in your remarks, but I wanted to ask you, it seems like the Punta Mita property continues to decline in its year-over-year results. Do you have a sense of when this could settle down and maybe update us on trying to market to South American groups? How is that going?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Good morning. It seems to us that the Punta Mita property is now settling and hopefully we’ve seen its low ebb. The results of the election gave some confidence to the business community in Mexico. The President recently visited Punta Mita and made some very encouraging statements about the property and about security matters. We obviously are marketing to Latin America. It has a rate differential for us. What’s very interesting and most important is that our repeat customers from North America and from Europe are coming back. The people who have tried the property are returning. It is the aspirational traveler who hasn’t been there that we are having difficulty in attracting. As a result, later in this year, we will be announcing some unique marketing-related initiatives that hopefully will draw attention and drive the aspirational traveler in.

To sum up, it does not appear to be deteriorating significantly. Hopefully it has stabilized. I’m optimistic that the new President will bring in, slowly but gradually, a new era of security; at least publicized security. And life will go on. We’ve had no security issues in or around our property.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Okay. You said your guidance incorporates obviously the risk of corporate America slowing down with all the uncertainty. Are you hearing that at all from your customers or do you sense any kind of delay in group bookings for next year? Are people waiting to see how things shake out? What are some of your customers telling you?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Frankly, we are more reacting to the headlines in the newspapers. The New York Times, for example, talked about uncertainty in corporate America over the fiscal cliff. As far as our booking windows, our window hasn’t started to lengthen, and it is still short by historical standards. For instance, in June 2007, our production would have given us 54% for Q3 and 46% for Q4, but now it is 58% for Q3 and 42% for Q4. So what we are seeing is a shortening of it, and people are booking at the last minute. Frankly, it appears to us they are booking when they book airline tickets.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Okay. Thank you.

Operator

The next question comes from Ryan Meliker with MLV & Co. Please proceed.

Ryan Meliker—MLV & Co.—Analyst

Good morning guys. Just a couple quick questions for you. First of all, can you give us some color on what you are seeing from a transient demand standpoint at your resort properties? Are we seeing transient return to these high-end resort properties that you guys own?

I was also hoping you guys could talk a little bit about how you think London—and not specifically your property—is going to trend in 3Q? Obviously you’ve got the Olympics that are positive, but as you mentioned, that is always the case heading into the Olympics but the hangover following the Olympics impacts it. Are you expecting London RevPAR to be up, flat, down, etc.? Thank you.

Laurence Geller—Strategic Hotels & Resorts—President, CEO

First of all, we are really pleased with the transient business at our resorts. The leisure business during summer has been, as expected in some cases, better. We’ve had absolutely no need for discounting or any last-minute changes of plan. So transient at the resorts is healthy. It is good. We like a mix. We obviously like group business because we can sell three or four meals a day, whereas with transient, you are not necessarily going to capture them all of the time.

As far as London is concerned, it is interesting. As Diane mentioned, we had a slow period building up to the Olympics. The negative publicity was reminiscent to us of the NATO publicity that impacted us so much in Chicago. However, it was not as bad as we thought. And we had expected a really big let-down post-Olympics. What has been happening in the last couple of weeks—the last three weeks in fact—is that we started to see a fill-in, in London, in that trough period. We then start with the Paralympics, which won’t impact us particularly, but it will give some compression business. And the fall looks very strong from a group booking business standpoint. I’m also pleased to say that the social business in the winter is starting to fill in very strongly, which is always a good barometer despite the English’s overall lack of business confidence.

Ryan Meliker—MLV & Co.—Analyst

Okay. Sounds like that aside from currency FX headwinds, you are not expecting London to hold the portfolio back in the back half of the year?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Not really. We’ve been so aggressive here. Obviously London has to switch markets because so much of its business is intra-Europe, and there’s been a slowdown in much of the European leisure business. But it is able to switch to the Middle East to Eastern Europe and to Asia. Most importantly, we are seeing a return of the American business. And the reason I say most importantly, is that it is a longer stay.

Ryan Meliker—MLV & Co.—Analyst

Yes, that make sense. Thank you very much.

Operator

The next question comes from Jeffrey Donnelly from Wells Fargo. Please proceed, sir.

Jeffrey Donnelly—Wells Fargo Securities, LLC—Analyst

Good morning, guys. Laurence, I’m just curious, what’s been the trend in cancellations and attrition in the quarter versus last year or even versus the prior quarter? I’m interested to see if there has been any shift.

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Nothing, Jeff. We watch this very, very closely. I can say the answer is no change at all, nothing. Jeff, if I can interrupt you, let me stress again what I said previously to Smedes. More importantly, the issue is that the booking window has shortened so you are getting less uncertainty. When people go from tentative to hard, is when they book their airline tickets. So that window shortening of a few days is, on an average, the differential. That’s the proxy for attrition.

Jeffrey Donnelly—Wells Fargo Securities, LLC—Analyst

Okay. That’s helpful. I’m curious about Santa Monica. I think back in June, you guys tried to renew or are looking to renew your approvals for building the condos there on the beach if I’m not mistaken. Where does that stand? Is that something that you think can ultimately happen?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

The approvals will certainly be extended, and we look forward to monetizing that at the appropriate time. At the moment, we’ve started work on some repositioning work in Santa Monica on the facade and on the interiors. So we will look at that and keep those approvals going. It is very interesting how Santa Monica has taken the place of Beverly Hills as the highest rated RevPAR part of the LA market. We are now repositioning the hotel to take advantage of that opportunity, which is a clear opportunity.

Jeffrey Donnelly—Wells Fargo Securities, LLC—Analyst

Is it conceived or do you conceive of these units being much like the ones down at the Hotel Del; they would be for sale, but effectively put back into a pool or are these just actual full-time residential units?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

There are some restrictions, but it is not inappropriate to suggest we do a full use somewhat like the Del where they may be sold and we would be using them for — we would be servicing the hotel one way or another.

Jeffrey Donnelly —Wells Fargo Securities, LLC—Analyst

Just one last question, I’m curious what your sense is on the luxury hotel market, specifically the transaction market for luxury hotels. We saw some headlines about the Plaza transacting, maybe, during the quarter. Have you found that the interest there is still fairly strong? Have you seen any shifts from maybe earlier in the year?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

The answer is yes. We have seen a shift from earlier in the year. We’ve seen increasing interest and increasing activity. When you have uncertainty throughout the Middle East, volatility in the European markets, it is not unusual to see a flight into capital and into hard real estate assets in the United States. We are seeing increased activity throughout. I personally think the strength in REIT equities will have a determining role and how much activity in the second half of the year. People are now looking at the supply dynamics and the relative discounts to replacement costs. Therefore, we believe there will be a steady increase in the larger high-end assets in the market, and I think there will be a steady increase in investment activity. The bid ask gap is narrowing.

Jeffrey Donnelly—Wells Fargo Securities, LLC—Analyst

Thank you.

Operator

Your next question comes from the line of Bill Crow from Raymond James. Please proceed.

Bill Crow—Raymond James & Associates—Analyst

Good morning guys. I apologize if I missed this earlier, but Laurence, can you comment on incentive-based corporate travel demands? What are you seeing for future bookings from that perspective?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

We saw a significant percentage increase in it in the early part of the year. Early in the second quarter, we had a very interesting situation at one of our hotels—a buy-out of the entire hotel for internal incentive travel by a major financial institution. In other words, it wasn’t for their suppliers, it was for their staff. We are seeing a steady increase, but it is not dramatic, and we are coming off a very low base of it. When the incentive travel does get to the hotel, they tend to buy up on-site. They tend to upgrade their various offerings they take on-site, but it hasn’t jumped back into full force. And frankly, while this corporate uncertainty is out there, it would be impolitic for them to do it.

Bill Crow—Raymond James & Associates—Analyst

Right. No material slowdown or change. You just haven’t seen a recovery as robust as we might see, is that fair?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

That’s all it is. It is just the robustness. I would’ve hoped for it to accelerate more, but it is improving and there has been no decline since this improvement started the second half of last year. It’s just not going as fast as we’d like. So could you tell Ray Jay to book some stuff at our hotels, please?

Bill Crow—Raymond James & Associates—Analyst

I will do my best. Finally for me, Laurence, what are you seeing on the East Coast from an acquisition perspective? I know it is an area you’d eventually like to expand in if you can.

Laurence Geller—Strategic Hotels & Resorts—President, CEO

We certainly have been very consistent in that we look selectively and opportunistically at our acquisitions. We like high-end product. We like high barrier to entries. We like North America focus, and yes, we’d like to expand in the East Coast, as well as in resorts which we feel represent an opportunity. Our underwriting is pretty rigorous, and we have very stringent financial metrics. Therefore, it is more likely than not that we will do an off-market or a complex or structured transaction, either in resorts or on the East Coast. We can use our stock as a currency if we have to.

Bill Crow—Raymond James & Associates—Analyst

Okay. Thank you very much.

Operator

Your next question comes from Enrique Torres from Green Street Advisors.

Enrique Torres—Green Street Advisors Inc.—Analyst

Good morning, guys. I have a question on your London asset. Is that asset still being marketed for sale on a selective basis or is there any update on how that process is going now that you’re going to have some of the Olympic results and clarity on what the rest of the year looks like?

Laurence Geller—Strategic Hotels &Resorts—President, CEO

We are not aggressively marketing London, but we have made it very clear in calls like this and in interviews that we put into the media that we are open to offers. The property is improving. We have another small project going on in London, which will even increase profits more. Sooner or later, the price that we want will come across the tracks, and we will grab it. People know it is there. We get a lot of inquiries, and I don’t think an aggressive public marketing process makes it any easier.

Enrique Torres—Green Street Advisors Inc.—Analyst

Okay, thanks. The questions I had were all answered. Thank you.

Operator

(Operator Instructions).

Your next question comes from the line of Tim Wengerd from Deutsche Bank.

Tim Wengerd—Deutsche Bank—Analyst

Good morning. Can you talk a little bit about your expectations for the Del Coronado this summer and into the second half during the busy season?

Laurence Geller—Strategic Hotels &Resorts—President, CEO

We are pleased with the results of the Del for the summer. They are pretty well as expected. We didn’t see any turn down in it, so the headlines didn’t have an impact on the discretionary traveler for the Del. Group bookings are as expected for the Del for the fall and winter and into next spring. San Diego is still absorbing meeting hotel supply. We are still outperforming our markets there. I think the Del is performing as expected, and I’m pleased about the summer because obviously it is a good barometer for leisure travel.

Tim Wengerd—Deutsche Bank—Analyst

Thanks. Just on the CapEx side, where do you stand with the CapEx projects that you have in place right now and in Scottsdale? How are bookings at Scottsdale for later in the year?

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Okay, I will let Diane deal with the CapEx in general, but let me give you some notes on Scottsdale. As you know, we are expanding it fairly dramatically at the moment from a ballroom perspective. Here’s the interesting thing there. We didn’t meet our expectations for group rooms in the second quarter, yet for the whole of the year we are up 4% in group pace. That is some 3,200 room nights over the previous year. But for 2013, our pace is up 50% with 22,000 room nights, largely driven by the new ballroom. I think the one that pleases me personally the most is that for the new ballroom itself, we booked over 57,000 room nights generated by that ballroom for all future years. Clearly we made a good decision there.

Diane Morefield—Strategic Hotels & Resorts—EVP, CFO

Yes, regarding CapEx projects for 2012 in total, we are projecting $35 million to $40 million in owner-funded capital spend. As you know, we require at least a mid-teens and above ROI on projects before we proceed. As for the major projects this year, we are finishing the renovation of rooms at the InterContinental Miami. We are also renovating the lobby and common areas and upgrading the restaurant in the lobby of the Miami InterContinental. We have two ENO wine bars to be opened later this year in the Four Seasons D.C. and the Westin St. Francis. And as Laurence mentioned, we are doing enhancements to the exterior of the Loews Santa Monica. And finally, we are moving forward on a re-concept and upgrade of the food and beverage offerings at the Four Seasons Jackson Hole, which we certainly want completed before the ski season. So those are the major projects.

Tim Wengerd—Deutsche Bank—Analyst

Thanks, Diane. Thanks a lot.

Operator

We have no further questions at this time. I would now like to turn the call back over to Laurence for any closing remarks.

Laurence Geller—Strategic Hotels & Resorts—President, CEO

Thank you, everybody for dialing in today. I know this has been a long earnings season. We are really delighted with what we keep seeing despite the negativity of the headlines and the problems of Europe. I personally hope that this election season gets over quickly, and we can resolve this deficit situation, the fiscal cliff and remove some of the uncertainty because I think that will all go well for 2013 and 2014 group bookings. We thank you all, and we believe the trends will continue.

Diane Morefield—Strategic Hotels & Resorts—EVP, CFO

Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you so much for your participation. You may now disconnect. Have a great day.